Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave. Suite 440 Portland, OR 97239	CONTACT:	Dwight Weber (503) 417-4855
Telephone (503) 417-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. TO SELL ITS PUMP AND VALVE BUSINESSES
AND CONFIRMS EARNINGS OUTLOOK

PORTLAND, Oregon – September 24, 2004 – Precision Castparts Corp. (NYSE:PCP) has decided to sell the pump and valve businesses of its Fluid Management Products segment, with the exception of the E/One sewer and detection system operation, and will move these businesses into discontinued operations in the second quarter of fiscal 2005.

In a related transaction, Sulzer Pumps Ltd., headquartered in Winterthur, Switzerland, has agreed to acquire the pump businesses, which include the Johnston, PACO, and Crown product lines, in a cash transaction valued at approximately $36.0 million.  This transaction is expected to close in the third quarter.

PCC’s valve businesses, consisting of the General Valve, Sterom, TBV, TECHNO, AOP, PCC Ball Valves, and PCC Eurovalve product lines, are not included in the above transaction and will be held for sale in discontinued operations.  These businesses are being actively marketed and will remain in discontinued operations until a deal is consummated.

“As we have developed and applied a strategic framework for profitable growth in the years ahead, the pump and valve businesses do not fit with our core competencies and strategic objectives,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp.  “Sulzer has the industry presence, the worldwide distribution, and the critical mass to bring the pump products to the marketplace with a greater degree of success.

“We are retaining the E/One sewer and detection system businesses, which have established leading positions in the wastewater and power generation marketplace worldwide,” Donegan continued.  “E/One fits the profile of a successful PCC business: well-defined niche markets, long-term contracts, operational efficiency, and excellent growth potential.  We fully expect a continued, strong contribution from E/One going forward.

“The fluid management businesses have helped to bolster PCC’s earnings and cash flow over the past three years, adding stability at a time when our core markets were experiencing unprecedented downturns,” Donegan said.  “Now, however, as our aerospace and power generation markets begin to recover, and the SPS operations continue to deliver strong results ahead of expectations, we feel that it is the appropriate time to divest these assets.  Our goal is to redeploy the sale proceeds from pumps and vales in value-added acquisitions.  As we have stated previously, a key area of focus will be continued expansion of our critical fastener capabilities, and we are pursuing several potential candidates that meet our strategic objectives and fit squarely within our core competencies.”

In connection with these transactions, PCC will classify into discontinued operations all businesses in its Fluid Management Products segment, with the exception of E/One, and will take a charge of approximately $245.0 million, or $3.70 per share (diluted) in the second quarter of fiscal 2005.  Approximately $240.0 million of this charge is non-cash.  In the first quarter of fiscal 2005, the discontinued pump and valve businesses contributed $70.7 million of sales, $3.1 million of operating income, and $0.03 earnings per share.

“Fiscal 2005 is shaping up to be a very strong year,” Donegan said.  “Significant market share gains and healthy after-market sales in our core aerospace and industrial gas turbine markets, coupled with continued, solid performance in our SPS operations, are driving increased sales and operating margins.  We are confident that, even after excluding the benefit of earnings from the pump and valve businesses,   we can meet or beat the current First Call consensus estimates of $0.81 per share from continuing operations for the second quarter of fiscal 2005 and $3.35 per share from continuing operations for the full year.  In addition, this divestiture will significantly improve the Company’s overall operating margins.”

From the second quarter of fiscal 2005 on, PCC will eliminate the Fluid Management Products segment and report its results in four segments.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, fluid management, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, fluid management, pulp and paper, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.